Exhibit 99.B(g)(1)(b)

AMENDMENT TO THE

MUTUAL FUND CUSTODY AGREEMENT

THIS AMENDMENT  dated as of the 7th day of May, 2015, by and between The Victory Portfolios, a Delaware statutory trust (the “Trust”), which may issue one or more series of shares of beneficial interest (each a “Fund”), and KeyBank National Association, a bank chartered under the laws of the United States, having its principal office at 127 Public Square, Cleveland, Ohio 44114-1306 (the “Custodian”) is to the Mutual Fund Custody Agreement dated July 1, 2011 (as amended and in effect on the date hereof, the “Agreement”).

WHEREAS, the Trust and Custodian reserved the right to amend the Agreement;

WHEREAS, the Trust and Custodian wish to amend Attachment B to the Agreement;

WHEREAS, capitalized terms not defined in this Amendment are used as defined in the Agreement;

NOW, THEREFORE in consideration of the covenants contained in this Amendment, the Trust and the Custodian hereby amend Attachment B to the Agreement to read as set forth on the form attached hereto:

IN ALL OTHER RESPECTS, the Agreement is hereby satisfied, confirmed and continued.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

KEYBANK NATIONAL ASSOCIATION

By:	/s/ Susan J. Mooradian
Name: Susan J. Mooradian
Title: Vice President

THE VICTORY PORTFOLIOS, on behalf of each Fund, individually and not jointly

By:	/s/ Christopher K. Dyer
Name: Christopher K. Dyer
Title: President

Attachment B

Custody Service Fees

For the services described in this Agreement, each Fund of the Trust, together with each Fund of The Victory Institutional Funds, and each Fund of the Victory Variable Insurance Funds, as listed on Schedule I hereto, shall pay pro rata the Custody Safekeeping Fees and its Custody Transaction Fees as described below.

Domestic Custody Safekeeping Fees

0.0098% (0.980 basis points) on the aggregate assets of the Funds for the period July 1, 2011 through June 30, 2012

0.0081% (0.810 basis points) on the aggregate assets of the Funds for the period July 1, 2012 through June 30, 2013

0.00774% (0.774 basis points) on the aggregate assets of the Funds for the period July 1, 2013 through December 31, 2014

0.0050% (0.500 basis points) on the aggregate assets of the Funds starting January 1, 2015

Domestic Custody Transaction Fees

$4.00 per DTC or Fed Book Entry transaction

$15.00 per physical transaction

$20.00 per future or option wire

$4.00 per Government Paydown

$3.00 per wire transfer

Global Custody Safekeeping Fees

To be negotiated if necessary in the future

Global Custody Transaction Fees

To be negotiated if necessary in the future

SCHEDULE I

To Attachment B of the Mutual Fund Custody Agreement dated July 1, 2011 between

The Victory Institutional Funds and KeyBank National Association.

The Victory Institutional Funds

1.              Institutional Diversified Stock Fund

The Victory Portfolios

1.              Strategic Allocation Fund

2.              Diversified Stock Fund

3.              Sycamore Established Value Fund

4.              INCORE Fund for Income

5.              Integrity Discovery Fund

6.              Integrity Mid-Cap Value Fund

7.              Integrity Small-Cap Value Fund

8.              Integrity Small/Mid-Cap Value Fund

9.              INCORE Investment Grade Convertible Fund

10.       NewBridge Large Cap Growth Fund

11.       Munder Multi-Cap Fund

12.       Munder Index 500 Fund

13.       Munder Mid-Cap Core Growth Fund

14.       Munder Small Cap Growth Fund

15.       INCORE Total Return Bond Fund

16.       National Municipal Bond Fund

17.       Ohio Municipal Bond Fund

18.       Select Fund

19.       Sycamore Small Company Opportunity Fund

20.       Special Value Fund

The Victory Variable Insurance Funds

1.              Diversified Stock Fund

As of December 31, 2015.